EXHIBIT 2.1

PLAN AND AGREEMENT OF MERGER

MERGING REPOSITRAK, INC.

INTO

PARK CITY GROUP, INC.

THIS PLAN AND AGREEMENT OF MERGER is entered into as of the 18th day of December 2023 by and between ReposiTrak, Inc., a Utah corporation (“ReposiTrak”), and Park City Group, Inc., a Nevada corporation (“Park City Group”), for the purpose of merging ReposiTrak with and into Park City Group.

WHEREAS, Park City Group owns all the issued and outstanding shares of capital stock of ReposiTrak;

WHEREAS, the laws of the State of Nevada permit the merger of a wholly owned subsidiary corporation organized and existing under the laws of another state with and into a parent corporation organized and existing under the laws of the State of Nevada; and

WHEREAS, Park City Group, ReposiTrak and the respective Boards of Directors thereof declare it advisable and in the best interests of such corporations and their respective stockholders to merge ReposiTrak with and into Park City Group pursuant to the provisions of the Nevada Revised Statutes and the Utah Revised Business Corporation Act upon the terms and conditions hereinafter set forth (the “Merger”).

NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, the parties hereby determine and agree as follows:

1.

ReposiTrak shall, pursuant to the provisions of the Nevada Revised Statutes (“Nevada Law”) and the Utah Revised Business Corporation Act (“Utah Law”), be merged with and into Park City Group, which shall be the surviving corporation from and after the effective time of the Merger and which is sometimes hereinafter referred to as the “surviving corporation”, and which shall continue to exist as the surviving corporation under the name ReposiTrak, Inc. pursuant to the provisions of Nevada Law. The separate existence of ReposiTrak, which is sometimes hereinafter referred to as the “terminating corporation”, shall cease at the effective time in accordance with the provisions of Utah Law.

2.

The articles of incorporation of Park City Group, as amended and restated (“Articles of Incorporation”), will be the Articles of Incorporation of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of Nevada Law.

3.

The present amended and restated bylaws of Park City Group (“Bylaws”) will be the Bylaws of the surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of Nevada Law.

4.

The directors and officers in office of the Park City Group at the effective time of the Merger shall be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the surviving corporation.

5.

The Board of Directors and the proper officers of the terminating corporation and the surviving corporation are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or advisable to carry out or put into effect any of the provisions of this Plan and Agreement of Merger or of the Merger.

6.

The effective time of this Plan and Agreement of Merger shall be the later of: (i) the time specified in the Articles of Merger filed with and accepted by the Secretary of State of Nevada in accordance with Nevada Law, (ii) the time specified in the Articles of Merger filed with and accepted by the Secretary of State of Utah in accordance with Utah Law.

IN WITNESS WHEREOF, Park City Group and ReposiTrak have caused this Plan and Agreement of Merger to be executed on behalf of each as the date first above written.

Park City Group, Inc. a Nevada corporation

By:	/s/ Randall K. Fields
Randall K. Fields Chief Executive Officer and Chair of the Board

ReposiTrak, Inc. a Utah corporation

By:	/s/ Randall K. Fields
Randall K. Fields President